Exhibit 99.1

Lux Energy Completes Purchase of Partnership Interest in Significant Northern British Columbia Oil and Gas Venture

Press Release Source: Lux Energy Corp. On Thursday March 4, 2010, 2:55 pm EST

CALGARY, AB--(Marketwire - 03/04/10) - Lux Energy Corp. (OTC.BB:LUXE - News), an oil and gas production and exploration company, today announced that it has completed the purchase from a private Alberta company of a partnership interest in a significant oil and gas venture. Negotiations for this acquisition in Northern British Columbia were initially reported by the Company on February 26, 2010.

The partnership owns a working interest in a prolific oil and gas project in Northern British Columbia. This project currently has six producing oil and gas wells, gas processing plant, pipeline gathering systems and related battery storage and processing facilities.

In December, the operator drilled a seventh well and is awaiting completion. In addition, a 3D seismic program was completed in mid-January. The operator is on schedule to drill and complete an additional two or possibly three wells prior to spring breakup.

During the next several months, the operator will complete an intensive technical review of the three dimensional seismic interpretations for the continued exploration and development of multiple hydrocarbon structures.

Shane Broesky, President of Lux Energy, reiterated his previous comments on the project: "Lux Energy will aggressively pursue further partnership acquisition opportunities and possible direct interest in this promising venture."

Lux Energy Corp. is an oil and gas production and exploration company focusing on developing oil and gas resources in North America. Further information and news releases are available at http://www.luxenergycorp.com/.

"Safe Harbor" Statement: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although Lux Energy Corp believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate. This press release includes forward-looking statements concerning the future performance of our business, its operations and its financial performance and condition, and also includes selected operating results presented without the context of accompanying financial results. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Charles (Chuck) Tait

Lux Energy Corp.

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